                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MHI GROUP, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                MHI GROUP, INC.
                             3100 CAPITAL CIRCLE NE
                        TALLAHASSEE, FLORIDA 32308-3760





                                 July 10, 1995


Dear Shareholder:

         You are cordially invited to attend the Company's 1995 Annual Meeting of Shareholders, which will be held on Thursday, August 24, 1995, at 2:00 p.m. Eastern Daylight time at the Radisson Hotel, 415 North Monroe Street, Tallahassee, Florida. Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting and Proxy Statement.

         We are also pleased to enclose your copy of the Company's Annual Report to Shareholders detailing events during the fiscal year ended April 30, 1995, as well as important developments since that date.

         Your vote is important. Whether or not you expect to attend the Annual Meeting, please be sure to sign, date and return the enclosed proxy. A prompt return of your proxy will be appreciated as it will save the expense of future mailings. If you do attend the Annual Meeting, you may still vote in person if you desire.

                                           Sincerely,


                                           /s/ W. Fred Lindsey, M.D.
                                           -------------------------
                                           W. Fred Lindsey, M.D.
                                           Chairman of the Board

                                MHI GROUP, INC.
                           3100 CAPITAL CIRCLE, N.E.
                        TALLAHASSEE, FLORIDA 32308-3760

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 24, 1995

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MHI Group, Inc., a Florida corporation (the "Company"), will be held at the Radisson Hotel, 415 North Monroe Street, Tallahassee, Florida, on Thursday, August 24, 1995, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

         1. To elect six directors to serve until the next Annual Meeting of Shareholders;

         2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

         In accordance with the provisions of the By-Laws, the Board of Directors has fixed the close of business on June 26, 1995, as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

         A list of shareholders of the Company as of the Record Date will be available for examination by the shareholders of the Company for any purpose germane to the Annual Meeting, at the offices of the Company, 3100 Capital Circle, N.E., Tallahassee, Florida, on each business day beginning July 5, 1995 to the date of the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m.

         Your attention is directed to the accompanying Proxy Statement. The Company's Annual Report to Shareholders for the fiscal year ended April 30, 1995 is enclosed herewith.

         Please vote by marking, signing and dating the enclosed Proxy and mailing it promptly in the stamped return envelope also enclosed. If you attend this meeting in person you may revoke your Proxy at the meeting and cast your vote in person.

                                        By Order of the Board of Directors


                                        /s/ J.C. OGIER MATHEWES
                                        -----------------------
                                        J.C. OGIER MATHEWES
                                        Secretary



Tallahassee, Florida
July 10, 1995

                                PROXY STATEMENT

                                MHI GROUP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 24, 1995


                                    PROXIES


         The accompanying Proxy is solicited by the Board of Directors of MHI Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Radisson Hotel, 415 North Monroe Street, Tallahassee, Florida, on Thursday, August 24, 1995 at 2:00 p.m., Eastern Daylight time, or at any and all adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to shareholders of record as of June 26, 1995 (the "Record Date") for the first time on or about July 10, 1995. All expenses incident to the preparation and mailing of, or otherwise making available to the shareholders, the Notice, Proxy Statement and Proxy are to be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary and in order to ensure sufficient representation, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies.

         The persons named in the accompanying Proxy have advised the Company of their intention, if no contrary instructions are given, to vote the shares represented by the Proxies received by them (1) in favor of the election as Directors of the Company of those persons designated as nominees, (2) in accordance with their best judgment on any other matters which may properly come before the meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting will be required to elect Directors and to approve any such other matters.

         The outstanding shares of Common Stock, par value $.40 per share, of the Company (the "Common Stock") as of the Record Date consisted of 6,271,126 shares of Common Stock, which are the only securities of the Company entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of such shares shall constitute a quorum for the Annual Meeting. Holders of Common Stock are entitled to one vote for each share of stock held on the Record Date. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals.

         Any shareholder giving the Proxy enclosed with this statement may cast his vote in person by revoking his Proxy at the meeting. Unless the persons named in the Proxy are prevented by circumstances beyond their control from acting, the Proxy will be voted at the Annual Meeting and any adjournments thereof in the manner specified therein.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of June 26, 1995, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each named executive officer designated in the section of this Proxy Statement captioned "Executive Compensation" who is not a director of the Company, and (iii) all directors and executive officers as a group. Information regarding the beneficial ownership of Common Stock by each director and nominee for director is set forth in the section of this Proxy Statement captioned "Election of Directors." Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                              AGGREGATE NUMBER                    PERCENT OF
                                                                  OF SHARES                         SHARES
               BENEFICIAL OWNER                              BENEFICIALLY OWNED                  OUTSTANDING(1)
               ----------------                              ------------------                  --------------
Heartland Group, Inc.(2)                                           637,300                          10.1
  790 N Milwaukee Street
  Milwaukee, WI  53202
Kennedy Capital Management(3)                                      379,200                           6.0
  425 N New Ballas Road, #181
  St. Louis, MO  63141-6821
MH Associates(4)                                                   486,352                           7.7
  40 Broad Street
  New York, NY 10004
J.C. Ogier Mathewes                                                 14,650                            *
Douglas I. Kinzer                                                   40,889                            *
All Current Directors and Executive                                324,937(5)                        5.1(5)
Officers as a Group (9 persons)

- - ------------
* Less than one percent

1 The calculation of percent of class is based on the number of shares of Common Stock outstanding as of June 15, 1995, excluding shares held by the Company.
2 In a Schedule 13G filed on March 10, 1995 by Heartland Group, Inc., an investment adviser ("Heartland"), Heartland reported that as of February 28, 1995 it beneficially owned 637,300 shares of Common Stock (10.1% of the total shares outstanding as of June 26, 1995). Heartland reported that it possesses (I) sole dispositive power with respect to 637,300 shares of Common Stock and (ii) no sole or shared voting power. The Schedule 13G also states that Heartland has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.
3 In a Schedule 13G filed on February 15, 1995 by Kennedy Capital Management, Inc., an investment adviser ("Kennedy"), Kennedy reported that as of February 13, 1995 it beneficially owned 379,200 shares of Common Stock (6.0% of the total shares outstanding as of June 26, 1995). Kennedy reported that it has shared voting and dispositive power over all shares beneficially owned. The Schedule 13G also states that Kennedy has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.
4 MH Associates' beneficial ownership interest consists of the KD Option to purchase 486,352 shares of Company Common Stock at $2.25 per share. See "Certain Relationships and Related Transactions -- Transactions with MH Associates" below.
5 Does not include shares of Common Stock held by (i) Fred O. Drake, Jr., who died in May 1994, (ii) David J. McLaurin, who resigned as President and Chief Executive Officer of the Company in April 1995, and (iii) a director pursuant to the KD Option. See "Certain Relationships and Related Transactions -- Transactions with MH Associates" below.

Clifford R. Hinkle, age 46, has served as President and Chief Executive Officer from April 1995. Since 1991, Mr. Hinkle has served, and continues on a part-time basis to serve, as President of Flagler Capital Corporation (financial advisory and investment services). He was Executive Director of the State Board of Administration of Florida from 1987 to 1991 (trust management).

Fred O. Drake, Jr., served as Chairman of the Board of Directors from June 1986 and Chief Executive Officer from November 1981, until his death on May 30, 1994. Mr. Drake also served as President of the Company from 1981 to 1989.

David J. McLaurin, age 55, served as President of the Company from September 1993, and as Chief Executive Officer from May 1994 until his resignation in April 1995. Previously, Mr. McLaurin served as Chief Operating Officer of the Company from September 1993 until May 1994, as Vice President of Marketing and Operations from May 1990 until August 1993.

J.C. Ogier Mathewes, age 51, has served the Company since August 1992 as Vice President and Chief Financial Officer. Prior to that time, Mr. Mathewes was employed by Brendle's, Inc., as its Vice President and Chief Financial Officer since 1990.

Glynda Jane Harris, age 58, has been employed by the Company in various capacities since September 1982 and since April 1985 as Vice President and Treasurer.

Douglas I. Kinzer, age 40, became Vice President and Chief Operating Officer of the Company on June 1, 1994. Prior thereto, Mr. Kinzer was General Manager of Star of David Memorial Gardens Cemetery and Funeral Chapel (acquired by the Company in 1987) from 1980 until June 1, 1994. Mr. Kinzer was elected Vice President of the Company in August 1990.

                             ELECTION OF DIRECTORS

Pursuant to the Company's Bylaws, the Board of Directors will consist of not less than three nor more than 15 persons as fixed from time to time by resolution of the Board of Directors or by the shareholders at the Annual Meeting. At the Annual Meeting, six Directors (the number fixed by the resolution of the Board) will be elected to serve for the ensuing year and until their successors shall be duly elected and shall qualify. The Board of Directors of the Company is soliciting Proxies for the election of the persons named below. Should any of these nominees not remain a candidate at the time of the Annual Meeting (a situation which is not now anticipated), Proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees.

The following table sets forth information available to the Company as of June 15, 1995, with respect to the name, the age, the principal occupation for the last five years, the beneficial ownership of Common Stock and the percentage of outstanding Common Stock represented by such ownership of each director of the Company. Unless otherwise indicated, all shares of Common Stock are owned directly and of record and the director owning such shares has sole voting and investment power with respect thereto.

                                                                   Aggregate Number of
       Name and Principal                           Director             Shares                   Percent of
          Occupation(1)                 Age          Since         Beneficially Owned         Outstanding Shares
          -------------                 ---          -----         ------------------         ------------------
W. Fred Lindsey, M.D.                    67           1968               49,000                       *
Chairman of the Board
of Directors of the Company,
and Chairman of the Board,
Dixie Oil Company(2)

Clifford R. Hinkle                       46           1993               16,750                       *
President and Chief
Executive Officer(3)

W. Dexter Douglass                       65           1968               57,078                       *
General Counsel, Governor's
Office, State of Florida and
President, Douglass, Powell
& Rudolph (attorneys)(4)

George A. Kellner                        52           1988              515,102(5)                   8.1(5)
Managing Partner, Kellner
DiLeo & Co.

Carl R. Pennington, Jr.                  64           1991               29,562                       *
Member, Pennington &
Haben, P.A. (attorneys)

Benson L. Skelton, Jr.                   63           1988               44,150                       *
President, Skelton, Ketcham,
von Goeben, Bryant &
Perkins, P.A. (certified public
accountants)

- - ------------
* Less than one percent

1 There has been no change in principal occupations or employment in the past five years, except for Dr. Lindsey, Mr. Hinkle and Mr. Douglass as noted below.
2 Dr. Lindsey was elected Vice Chairman of the Board of Directors of the Company in 1993 and was elected Chairman of the Board of Directors of the Company in June 1994. Dr. Lindsey was employed with Radiology Associates from July 1959 until June 1994. From October 1970 until the present, he has been Chairman of the Board of Dixie Oil Company.
3 Mr. Hinkle was named President and Chief Executive Officer of the Company in April, 1995. Mr. Hinkle has served as President of Flagler Capital Corporation (financial advisory and investment services) from 1991 until present. He was Executive Director of the State Board of Administration of Florida from 1987 to 1991 (trust management).
4 Mr. Douglass was appointed General Counsel to the State of Florida's Governor's Office in February, 1995.
5 Includes shares held pursuant to the KD Option. See "Certain Relationships and Related Transactions - Transactions with MH Associates" below.


Meetings and Committees of the Board of Directors

         The Board of Directors held 12 meetings during the fiscal year ended April 30, 1995, and each Director attended at least 75% of the aggregate number of board meetings held while he was a Director and the total number of meetings held by all committees of the Board on which he served.

         The Company has a standing Audit Committee, which reviews with management all significant accounting and disclosure matters, selects the Company's independent certified public accountants, and reviews the scope of such accountants' examination. The Audit Committee also meets with the Company's certified public accountants, independent of management, to inquire as to the Company's adequacy of internal controls and the cooperation of management and Company personnel. The Audit Committee, for the fiscal year ended April 30, 1995, held four meetings. The Audit Committee currently consists of Mr. Douglass (Chairman), Mr. Pennington and Mr. Skelton.

         The Company has a standing Nominating Committee, which nominates individuals for election as Directors of the Company. The Nominating Committee currently consists of Mr. Kellner (Chairman), Dr. Lindsey and Mr. Pennington. The Committee's functions were performed in 1995 by the full board of Directors and, consequently, the Committee held no meetings during the fiscal year ended April 30, 1995. The Nominating Committee will consider nominees recommended by shareholders by written notice submitted to the Company no later than April 30, 1996.

         The Company's Compensation and Stock Option Committee reviews and recommends to the Board of Directors the cash or other compensation, including any stock options, to be paid to the Board of Directors and management. The Compensation and Stock Option Committee currently consists of Mr. Pennington (Chairman), Dr. Lindsey and Mr. Douglass. The Compensation and Stock Option Committee held four meetings during the fiscal year ended April 30, 1995.

         The Company has a standing Investment and Investor Relations Committee which reviews the investments in the trust accounts of the Company, sets investment policies and recommends investment criteria to the outside trustee. The Committee consists of Mr. Skelton (Chairman), Dr. Lindsey, and Mr. Pennington. The Investment Committee held three meetings during the fiscal year ended April 30, 1995.

                             EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its other executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation(1)       Long Term Compensation
                                         ----------------------       ----------------------
                                                                            Securities
         Name and                                                           Underlying                  All Other
    Principal Position(2)     Year     Salary ($)    Bonus ($)(3)           Options (#)              Compensation ($)(4)
    ---------------------     ----     ----------    ------------           -----------              -------------------
Clifford R. Hinkle            1995       31,994(5)       -                    16,250                        -
President & Chief             1994         -             -                      -                           -
Executive Officer             1993         -             -                      -                           -

Fred O. Drake, Jr.            1995       15,833          -                     2,500                     77,400
Former Chairman of            1994      190,000       117,092                  8,125                      1,932
the Board and Chief           1993      238,500(6)     85,300                 12,500                      2,340
Executive Officer

David J. McLaurin             1995      180,000(7)     75,000                  2,500                      2,452
Former President &            1994       97,500        53,000                  8,125                      2,249
Chief Executive Officer       1993      104,600(7)     45,300                 12,500                      2,182

J.C. Ogier Mathewes           1995      125,000        62,500                  2,500                      1,563
Vice President &              1994       97,500        26,500                  8,125                      1,210
Chief Financial Officer       1993       65,040        22,549                  6,250                       -

Douglas I. Kinzer             1995      123,586        62,500                  2,500                      2,695
Vice President &              1994      108,160        52,500                  8,125                      2,406
Chief Operating Officer       1993      100,000        18,900                 12,500                      2,317

1 All compensation required to be disclosed in the column "Other Annual Compensation" such as perquisites and other personal benefits received by each named executive officer (including car use allowance) in each instance aggregated less than the lesser of $50,000 or 10% of each officer's annual salary and bonus.
2 See page 2 of this proxy statement for a description of the changes in management through June 1995.
3 Cash awards are made to executives based upon the individual's contribution to the attainment of overall company objectives and individual goals. Cash awards are paid annually during the year following the year-end performance review.
4 Except with respect to Mr. Drake, these figures reflect the Company's contribution to the Company 401-K Plan on behalf of the named executive. Under the 401-K Plan, the Company contributes to each participant's account 25% of the participant's contribution limited to not more than 2% of participant's earnings. The $77,400 paid to Mr. Drake represents a severance payment on account of his termination of employment with the Company and was paid to his beneficiary subsequent to his death in May 1994.
5 Mr. Hinkle was named President and Chief Executive Officer in April 1995, with an annual salary of $150,000. Of the $31,994 Mr. Hinkle received in fiscal 1995, $21,705 represents fees for services as a director prior to his employment with the Company.
6 Includes $50,000 deferred compensation for the year 1993. The Company had accrued amounts annually to a deferred compensation account for Mr. Drake. On April 15, 1994 the Company and Mr. Drake entered into an agreement whereby the Company satisfied its obligation for the payment of deferred compensation by the payment of the present value of the deferred compensation in the amount of $463,000.
7 Includes $30,000 and $17,500 in deferred compensation for the years 1993 and 1995, respectively. Mr. McLaurin's deferred compensation plan provided for deferred compensation of $30,000 per year for a two-year period, with 10-year vesting at 10% per year. The Company and Mr. McLaurin agreed in March 1994 to terminate this agreement effective April 30, 1994. It was further agreed that the previously deferred compensation would be fully vested and a payment of $47,500 in May 1994 satisfied the Company's obligation for payment of Mr. McLaurin's deferred compensation.


The following table sets forth information regarding grants of stock options made during fiscal year 1995 to each of the named executive officers.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                            POTENTIAL REALIZED VALUE
                                                                                            AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                           FOR OPTION TERM (10 YRS.)*
                                               -----------------                           --------------------------

                           Number of    % of Total
                           Securities     Options
                           Underlying   Granted to               Grant
                            Options      Employees   Exercise     Date
                           Granted(2)       in         Price     Market    Expiration
                              (#)       Fiscal Year   ($/sh)     ($/sh)       Date      0% $    5% $(3)      10% $(3)
                             -----      -----------   ------     ------       ----      ----    -------      --------
Clifford R. Hinkle           16,250        12.7        8.475     8.625     9/15/2004     -0-    86,694       219,456
Fred O. Drake, Jr.            2,500         2.0        9.800     9.750     6/15/2004     -0-    15,410        39,053
David J. McLaurin             2,500         2.0        9.800     9.750     6/15/2004     -0-    15,410        39,053
J.C. Ogier Mathewes           2,500         2.0        9.800     9.750     6/15/2004     -0-    15,410        39,053
Douglas I. Kinzer             2,500         2.0        9.800     9.750     6/15/2004     -0-    15,410        39,053

* The dollar gains under these columns result from calculations assuming 0%, 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock. The gains reflect a future value based upon growth at these prescribed rates.

It is important to note that since the exercise price of the options granted was approximately equal to the fair market value of the Common Stock on the date of grant, the options will have value to the listed executives and to all option recipients only if the stock price advances beyond the exercise price shown in the table during the effective option period.

1  No SARs were awarded in the 1995 fiscal year.
2 These awards were made pursuant to the 1989 Plan. Under this plan, the option exercise price is the average daily per share closing price for the five consecutive trading days immediately preceding the date of grant. The 1989 Plan is currently open to participation by officers and employees of the Company and its subsidiaries who are selected by the Compensation and Stock Option Committee appointed by the Company's Board of Directors. The Committee determines the dates after which options granted under this plan may be exercised. All options granted in fiscal 1995 were available for exercise at date of grant. The 1989 Plan also provides for an annual automatic grant to non-employee directors of the Company. The options granted to Mr. Hinkle represent options automatically granted to him as a non-employee director. The grant to Mr. Drake was earned by him during his tenure as Chief Executive Officer during fiscal 1995 and paid to his beneficiary subsequent to his death.
3 The assumed annual rates of appreciation of five and ten percent would result in the price of the Company's Common Stock increasing to $13.81 and $21.98, respectively for Mr. Hinkle and $15.964 and $25.421, respectively for the remaining named executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

The following table provides information regarding the exercise of options during the Company's last fiscal year and the number and value of unexercised options held at year end by each of the named executive officers.


                                                             Number of Securities
                                                                  Underlying           Value of Unexercised
                               Shares                            Unexercised               In-the-Money
                             Acquired on       Value            Options/SAR's              Options/SAR's
           Name             Exercise (#)    Realized ($)        at FY-End (#)(1)          at FY-End ($)(1)
           ----             ------------    ------------        ----------------          ----------------
Clifford R. Hinkle               -0-            -0-                 16,250                      -0-
Fred O. Drake, Jr.             91,563         233,568                2,500                      -0-
David J. McLaurin                -0-            -0-                 31,875                    43,826
J.C. Ogier Mathewes              -0-            -0-                 13,750                     3,494
Douglas I. Kinzer                -0-            -0-                 34,375                    87,469

1  All options listed in this table are currently exercisable.

                           COMPENSATION OF DIRECTORS

Each Director who is not a Company employee, other than the Chairman of the Board, is entitled to a fee of $2,000 per quarter, regardless of attendance at meetings, a fee of $1,000 for each Directors' meeting attended and a fee of $500 for each committee meeting attended. The Chairman of the Board receives an annual fee of $20,000. The Company paid a total of $117,952 in Directors' fees during fiscal 1995. In addition, Directors who are not officers of the Company receive, as part of their annual compensation as Directors, options to purchase 10,000 shares of Common Stock ("Directors' Options"). The Directors' Options are awarded effective upon each Director's election or reelection to the Board, expire ten years from the date of grant and have an exercise price equal to the average daily per share closing price for the five consecutive trading days immediately preceding the date of grant.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

On February 19, 1991, the Company entered into an employment agreement with Fred O. Drake, Jr., for a period of three years commencing on November 16, 1991 and ending on November 17, 1994. This agreement provided for a minimum annual compensation of $190,000 plus an annual bonus equal to five percent of pre-tax net profits of the Company that exceeds $1,200,000. Following Mr. Drake's death in May 1994, the annual bonus for fiscal 1995 due under this agreement was payable to his estate. In addition, under a predecessor employment agreement, Mr. Drake's estate is entitled to receive deferred compensation in an amount equal to $60,000 per year for ten years following Mr. Drake's death.

In April 1994, the Company and Mr. Drake agreed to amend his 1991 employment agreement. The amendment provided for the Company to satisfy its obligation under the predecessor employment agreement for the payment of deferred compensation and to extinguish the Company's liability by the payment of the present value of the deferred compensation in the amount of $463,000. The payment was made and the Company's liability was extinguished in April 1994. The amended agreement also provided for $77,400 additional compensation upon retirement or other termination of Mr. Drake. After Mr. Drake's death in May 1994, the $77,400 additional compensation was paid to Mr. Drake's wife, Roberta Drake, in June 1994. The amendment also provided for the Company to loan Roberta Drake, upon request, the sum of $136,000 bearing interest at the rate of 6.25% payable in 120 equal consecutive monthly installments, including both principal and interest. The request for such loan was made in April, 1995. The purpose of this loan was to aid Roberta Drake in the payment of income taxes resulting from the death of Mr. Drake. The largest aggregate amount of debt outstanding at any point in time to the date hereof was $136,600. As of June 15, 1995 the amount outstanding under the loan agreement was $135,778.

In April 1995, Mr. Hinkle succeeded Mr. McLaurin as President and Chief Executive Officer of the Company. In compensation for his services, the Company has agreed to pay Mr. McLaurin $10,000 per month from the date of his departure as President and Chief Executive Officer in April 1995 through December 1995 in his present capacity as Company advisor.

On March 13, 1995, the Board of Directors approved a Severance Benefits Plan for the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer and Corporate Secretary of the Company. Effective June 30, 1995, the Company entered into Severance Benefits Agreements with Messrs. Hinkle, Mathewes, Kinzer and Ms. Harris. The Agreements provide for a severance payment in the amount of one times the executive's base salary in the event he or she is terminated by the Company without cause or if the executive terminates employment with the Company for Good Reason following a Change of Control. These Agreements have no set termination date.

Change of Control is defined as the first to occur of any of the following: (i) any consolidation or merger of the Company in which the Company is not the surviving entity, or any sale, lease, exchange or other transfer of all or substantially all of the Company's assets, or the liquidation of the Company,
(ii) the acquisition by any entity of a majority of the outstanding voting securities of the Company, or (iii) during any consecutive twenty-four month period, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof, unless approved by the members of the Board of Directors at the beginning of such period or their successors elected by such Board members.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Pennington (Chairman), Mr. Douglass and Dr. Lindsey. None of such members of the Compensation Committee is or has been an officer or employee of the Company.

Mr. Pennington is a founder of the Pennington & Haben, P.A. law firm which provides certain legal services for the Company. Mr. Douglass is a partner in Douglass, Powell & Rudolph, P.A. which provides legal services to the Company (see "Certain Relationships and Related Transactions"). Executive officers who participated in the committee meetings during fiscal 1995 include Mr. Hinkle, Mr. McLaurin and Mr. Mathewes.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee of the Board of Directors, a committee of outside directors, offers this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

         The Company's overall compensation objective is to:

                 Attract, motivate and retain quality executives which are critical to achieving corporate objectives and increasing shareholder value;

                 Have a compensation structure which will support the Company's philosophy of moving potential leaders throughout the organization, exposing them to the many types of markets and operations;

                 Reinforce strategic performance objectives through the use of incentive compensation programs; and

                 Create equity based plans which are structured to allow the executive to share the rewards and risk of strategic decision making.

From time to time, the committee works with compensation consultants to assist with the design, communication and implementation of compensation plans.

Fiscal Year 1995 was a time of transition. Mr. Fred O. Drake, Jr. resigned from his duties as Chief Executive Officer in May 1994 and Mr. David McLaurin assumed these additional duties. Mr. McLaurin resigned as President and Chief Executive Officer in April 1995 and Mr. Clifford Hinkle assumed those duties. Mr. Douglas Kinzer assumed the responsibilities of Chief Operating Officer in June 1994. Dr. Fred Lindsey assumed the responsibilities of the Chairman of the Board of Directors in June 1994 after the death of Mr. Drake. The new leadership team is committed to the same standards of excellence that had been established.

COMPONENTS OF EXECUTIVE COMPENSATION - There are four primary components of executive compensation which are: (1) base salary, (2) annual incentive bonus,
(3) stock options and (4) benefits.

BASE SALARY - Base salaries of senior executives are reviewed annually and increases are based on base salaries of other executives with similar responsibilities in companies of similar size, business and complexity. It is the Company's policy to offer base salaries that are generally competitive with such similar companies. Also taken into consideration is each executive's experience in his position with the Company and the executive's performance over a sustained period of time. Increases in base salaries are based on a subjective determination by the Stock Option and Compensation Committee based on all of the above factors.

Neither Mr. Drake nor Mr. McLaurin received an increase in base pay for fiscal 1995. Mr. Hinkle assumed the responsibilities of President and Chief Executive Officer at the same salary level as Mr. McLaurin had received in the same position.

ANNUAL INCENTIVES - The Company has established an annual incentive plan for certain executive officers and various members of management through which bonuses are awarded based on the attainment of various corporate performance goals. The corporate performance goals such as pre-tax income, total revenues and other targets are set in the preceding fiscal year. The CEO's input is considered when setting measures and goals for other executive officers. For fiscal 1995, bonuses were based on the Company's achievement of target pre-tax earnings, as set by the Board of Directors "Bonus Target," and awarded as a percent of base salary with a maximum bonus of 70% of base salary awarded for attainment of 130% of the Bonus Target and no bonus awarded for less than 90% attainment.

Mr. McLaurin was granted a $75,000 annual incentive award for fiscal 1995, based on the Company's achievement of 103% of Bonus Target. Because Mr. Hinkle assumed the position of Chief Executive Officer so late in fiscal 1995, he received no annual incentive award.

STOCK OPTIONS - The Company has adopted and maintains the 1989 Stock Option Plan (the "Stock Option Plan") to provide for the grant of stock options to its executive officers. Options provide executive officers the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Because the exercise price of options granted under the Stock Option Plan is generally equal to the fair market value of the stock, stock options only have value for the executive officers if the stock price appreciates in value from the date the options are granted. The number of stock options granted executive officers during fiscal 1995 was based upon the Company's net income for fiscal 1994 and the change in the Company's stock price compared with the S&P 500 Index.

Mr. McLaurin was awarded 2,500 stock options during fiscal 1995 based upon the Company's net income for fiscal 1994. Options awarded to Mr. Hinkle for fiscal 1995 were for his services as a non-employee director.

BENEFITS - Benefits offered executive officers provide protection against financial catastrophes that can result from illness or death. An additional benefit offered is in the area of assisting the executives in planning and providing for retirement income. Benefits offered executive officers are largely those that are offered to all employees.

The Compensation Committee believes the executive compensation policies serve the best interest of the shareholders and the Company. This compensation is intended to be linked to the Company's performance.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows corporate tax deductions for compensation in excess of $1,000,000 paid to the Chief Executive Officer and each of the next four most highly paid officers of the Company unless such compensation is deemed performance related within the meaning of Section 162(m). None of the Company's officers receive compensation from the Company in excess of $1,000,000. For this reason, the Compensation and Stock Option Committee has not yet adopted any general policy regarding compliance with Section 162(m) of the Code.


Carl R. Pennington, Jr. (Chairman)
W. Fred Lindsey, M.D.
W. Dexter Douglass

                               PERFORMANCE GRAPH


         The graph set forth below charts the yearly percentage change in the Company's cumulative total shareholder return against each of the Standard & Poor's 500 Index and the Standard & Poor's Miscellaneous Index in each case assuming an investment of $100 on April 30, 1990 and the cumulation and reinvestment of dividends paid thereafter through April 30, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG MHI GROUP, THE S & P 500 INDEX AND THE S & P MISCELLANEOUS INDEX


                                    (Graph)


                                                           S & P
 MEASUREMENT PERIOD                        S & P 500   MISCELLANEOUS
(FISCAL YEAR COVERED)    MHI GROUP, INC.     INDEX         INDEX
- - ---------------------    ---------------     -----         -----
       1990                    100            100           100
       1991                     82            118           112
       1992                    273            134           129
       1993                    255            147           152
       1994                    277            154           159
       1995                    277            181           184

* $100 INVESTED ON 04/30/90 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING APRIL 30.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Transactions with MH Associates

         MH Associates, the beneficial owners of 7.7% if the Company's Common Stock as of June 26, 1995, holds an option, granted in 1986 (the "KD Option") to purchase 486,352 shares of the Company's Common Stock of which 11,352 options shares were granted in December 1993 from the anti-dilution provision of the KD option as a result of the December 1993 secondary stock offering. The exercise period extends until April 22, 1996 and the exercise price is currently at $2.25 per share. The closing market price of the Company's Common Stock, which is listed on the New York Stock Exchange, was $1.50 per share on October 26, 1990, the date of the agreement with MH Associates.

         Other Transactions and Relationships

         Mr. Douglass is a partner in Douglass, Powell & Rudolph, which received fees of approximately $96,053 from the Company for legal services during the fiscal ended April 30, 1995.

         The Company's executive offices, located at 3100 Capital Circle, N.E., Tallahassee, Florida 32308-3760, consisting of approximately 8,375 square feet, are leased from Nations Bank of Florida, P.A. as trustee under the Company's Star of David Memorial Gardens Funeral Trust Agreement. The term of the lease is for ten years ending in June 2002 with the Company having an option to renew the lease for two additional five-year terms. The rental agreement calls for base term rent of approximately $80,000 in fiscal 1995. The base term rental shall be increased annually by three percent for years two through five and an annual increase of four percent for years six through ten. In the opinion of management, the terms of the lease are comparable to lease terms available from unaffiliated third parties.

                            RECOMMENDATION AND VOTE

         The election of Directors requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

         The Board of Directors recommends that the shareholders vote FOR the election of nominees set forth in this Proxy statement.

                                 OTHER BUSINESS

         The Company's management knows of no other matters to be brought before the meeting for a vote. If, however, other matters are presented for a vote at the meeting, proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters.

         At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.


                          CERTIFIED PUBLIC ACCOUNTANTS

         Upon recommendation of the Audit Committee, the Board of Directors of the Company selected Price Waterhouse LLP, Post Office Box 2640, Tampa, Florida 33601-2640, as the Company's independent certified public accountants for the fiscal year ended April 30, 1995. Price Waterhouse has served as the Company's independent certified public accountants since August, 1993. It is expected that representatives of Price Waterhouse LLP will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

         On August 16, 1993, the Company dismissed Ernst & Young LLP as its Independent Certified Public Accountants. The reports of Ernst & Young LLP on the financial statements for the two fiscal years ended April 30, 1992 and April 30, 1993 contained no adverse opinion or disclaimer and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company's Audit Committee and Board of Directors participated in and approved the decision to change independent accountants.

         In connection with its audits for the two fiscal years ended April 30, 1992 and April 30, 1993 and through August 16, 1993, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two fiscal years ended April 30, 1992 and April 30, 1993, and through August 16, 1993, there were no reportable events.

         The Registrant requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter, dated August 17, 1993, was filed as Exhibit 16(a) to the Company's Form 8-K dated August 19, 1993.

                     INFORMATION AVAILABLE TO SHAREHOLDERS

         The Company's 1995 Annual Report is being mailed to shareholders with the Proxy Statement. Additional copies of the 1995 Annual Report and Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from the Company by writing to: Secretary, MHI Group, Inc., 3100 Capital Circle, N.E., Tallahassee, Florida 32308-3760. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. 20549, with the New York Stock Exchange and with the Pacific Stock Exchange.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Shareholder proposals to be included in the Company's Proxy Statement with respect to the 1996 Annual Meeting of Shareholders must be received by the Company at its executive offices located at 3100 Capital Circle, N.E., Tallahassee, Florida 32308-2760 no later than March 11, 1996.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED.

                                          By order of the Board of Directors


                                          /s/ J.C. OGIER MATHEWES
                                          -----------------------
                                          J.C. OGIER MATHEWES
                                          Secretary


Tallahassee, Florida
July 10, 1995

                                                                      APPENDIX A

                                MHI GROUP, INC.
                           3100 CAPITAL CIRCLE, N.E.
                        TALLAHASSEE, FLORIDA 32308-3760

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints W. Fred Lindsey, or J.C. Ogier Mathewes, or either of them (with full power to act alone), as Proxies, to act for and in the name of the undersigned to vote all shares of common stock, $.40 par value (the "Common Stock"), of MHI Group, Inc., which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders and any adjournments thereof. The Annual Meeting will be held at The Radisson Hotel, 415 North Monroe Street, Tallahassee, Florida, at 2:00 p.m. local time on August 24, 1995.

    The Board of Directors recommends a vote "FOR" each of the listed proposals which are more fully described in the Proxy Statement accompanying this card.

1. ELECTION OF DIRECTORS   / / FOR ALL NOMINEES LISTED BELOW             / / WITHHOLD AUTHORITY TO VOTE FOR ALL
                               (except as marked to the contrary below)      NOMINEES LISTED BELOW

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.)

    William Fred Lindsey, M.D., W. Dexter Douglass, Clifford R. Hinkle, George
    A. Kellner, Carl R. Pennington, Jr., Benson L. Skelton, Jr.

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF.

      PLEASE VOTE, SIGN AND RETURN AS SOON AS POSSIBLE IN RETURN ENVELOPE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET OUT ON THIS PROXY.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  DATED:                  , 1995
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.